                                                                   Exhibit 10.28

                      AMENDMENT OF 1995 LONG TERM INCENTIVE
                       COMPENSATION PLAN AND EQUITY AWARDS

     The GATX Corporation 1995 Long Term Incentive Compensation Plan (the "1995 Plan") is hereby amended in the particulars set forth below, with such amendments effective January 1, 2005 with respect to awards granted under the 1995 Plan ("Awards") that were outstanding on or after January 1, 2005, but excluding Awards to the extent that they were vested on December 31, 2004, and excluding Non-Qualified Stock Options and Stock Appreciation Rights to the extent that they were exercisable on December 31, 2004. Capitalized terms used in this amendment and not defined herein shall have the meaning set forth in the 1995 Plan.

1.   By adding the following at the end of paragraph I-2 of the 1995 Plan:

     "Nothing in the Plan shall be construed to permit a modification of an award, or to permit the payment of a dividend or dividend equivalent, if such actions would result in accelerated recognition of taxable income or imposition of additional tax under Code section 409A."

2.   By adding the following sentence at the end of paragraph I-4 of the 1995
     Plan:

     "However, in no event shall this paragraph I-4 be construed to permit a modification (including a replacement) of a Non-Qualified Stock Option or Stock Appreciation Right if such modification either: (i) would result in accelerated recognition of income or imposition of additional tax under Code section 409A; or (ii) would cause the Non-Qualified Stock Option or Stock Appreciation Right subject to the modification (or cause a replacement Non-Qualified Stock Option or Stock Appreciation Right) to be subject to Code section 409A."

3.   By adding the following sentence at the end of paragraph I-5 of the 1995
     Plan:

     "No amendment or termination shall be adopted or effective if it would result in accelerated recognition of income or imposition of additional tax under Code section 409A or, except as otherwise provided in the amendment, would cause amounts that were not otherwise subject to Code section 409A to become subject to section 409A."

4.   By adding the following at the end of paragraph III-3 of the 1995 Plan:

     "No Non-Qualified Stock Option or Stock Appreciation Right shall condition the receipt of dividends with respect to a Non-Qualified Stock Option or Stock Appreciation Right on the exercise of such award, or otherwise provide for payment of such dividends in a manner that would cause the payment to be treated as an offset to or reduction of the exercise price of the Non-Qualified Stock Option or Stock Appreciation Right pursuant Treas. Reg. Section 1.409A-1(b)(5)(i)(E). This paragraph III-3 shall not be construed to permit the deferred settlement of Non-Qualified Stock Options or Stock Appreciation Rights, if such settlement would result in deferral of compensation under Treas. Reg. Section 1.409A-1(b)(5)(i)(A)(3) (except as permitted in paragraphs (i) and (ii) of that section)."

5. By adding the following paragraph I-8 to the 1995 Plan, to follow immediately after paragraph I-7 thereof:

     "2.8. Limitations for 409A. Notwithstanding any provisions of the award agreements to the contrary, Stock Appreciation Rights subject to this subsection 2.8 are amended to provide that in determining the value to be delivered upon the exercise of a Stock Appreciation Right (including, without limitation, a Stock Appreciation Right granted in connection with a Non-Qualified Stock Option), and the number of shares to be delivered upon the exercise of a stock-settled Stock Appreciation Right, and to the extent that the award does not specify the manner of determining fair market value on the date of exercise, such fair market value shall be determined in a manner that is consistent with the definition of "fair market value" set forth in the Plan."

6. By substituting the phrase "Subject to paragraph (f) below, all Stock Options then outstanding" for the phrase "All Stock Options then outstanding" where the latter phrase appears at the beginning of paragraph VIII-2(a) of the Plan.

7. By substituting the phrase "Except as otherwise specified in paragraphs (a) and (b) above, but subject to paragraph (f) below" for the phrase "Except as otherwise specified in paragraphs (a) and (b) above" where the latter phrase appears at the beginning of paragraph VIII-2(e) of the Plan.

8.   By adding the following at the end of paragraph VIII-2 of the Plan:

     "(f) Notwithstanding the foregoing provisions of the Plan or the provisions of the applicable award agreement, a Participant shall not have a right to receive, upon exercise of the Non-Qualified Stock Option or Stock Appreciation Right with respect to a share of Common Stock, an amount (including Common Stock having a fair market value at the time of exercise) greater than the excess of (i) the fair market value of a share of Common Stock at the time of exercise over (ii) the exercise price with respect to a share covered by the award (with the application of this provision to include, without limitation, the elimination of the right to receive such greater amount upon or following a Special Acceleration), provided that this sentence shall not be construed to permit distribution of cash rather than Common Stock upon the exercise of a Stock Option or Stock Appreciation Right, to the extent not otherwise provided in the award. Notwithstanding the foregoing provisions of the Plan or the provisions of the applicable award agreement, a Participant shall not have a right to receive any rights otherwise provided upon a Special Acceleration if such rights it would result in accelerated recognition of income or imposition of additional tax under Code section 409A."


                                       2